WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
COMPENSATION POLICY FOR NON-EMPLOYEE DIRECTORS
(Adopted July 2013)
The Board of Directors of Willis Group Holdings Public Limited, a company organized under the laws of Ireland, has deemed it advisable and in the best interests of the Company to formalize the current Non-Employee Director compensation package through the adoption of this Compensation Policy (the Policy).

1.	Definitions.

a.	“Non-Employee Director.” For purposes of this Policy, “Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its subsidiaries or affiliates.

b.
“Term of Service” or “Term” with Respect to Non-Employee Directors. For purposes of this Policy, “term of service” or “term” with respect to a Non-Employee Director means the period of time from his or her annual election at the Annual General Meeting of Shareholders (AGM) until the next AGM.

c.
“Term of Service” or “Term” with Respect to Chairman of the Board and Committee Chairs. For purposes of this Policy, “term of service” or “term” with respect to the Chairman of the Board and/or a Committee Chair shall commence on his or her appointment by the Board to such position and end on the date of reappointment if the Non-Employee Director is reappointed.

d.
“Term of Service” or “Term” with Respect to the Presiding Independent Director. For purposes of this Policy, the “term of service” or “term” with respect to the Presiding Independent Director shall commence on his or her election by the Non-Employee Directors and end on the date that is one year after such election.

2.	Term Cash Fees

a.	Non-Employee Director Fees. For each term of service as a Non-Employee Director, a cash fee of $100,000 shall be paid to each Non-Employee Director.

b.
Chairman/Presiding Independent Director/Committee Fees. The additional fees set forth below shall be paid to a Non-Employee Director for each term of service that he or she serves in the following capacity:

i.Chairman of the Board:                     $75,000,
provided, however, that the Chairman may elect to receive such fee 100% in equity on the same terms and conditions as the equity granted under Section 3 below.

i.Presiding Independent Director (if any):             $35,000.

ii.Chairman of the Board Audit Committee:             $30,000.
iii.
iv.Chairman of the Board Compensation Committee:         $20,000.

v.Chairman of the Board Governance Committee:        $20,000.

vi.Chairman of the Board Risk Committee:             $20,000.

vii.Member of the Board Audit Committee:             $10,000.

c.
If the Chairman elects to receive his/her fee for the upcoming term set forth under Section 2(b)(i) 100% in equity, such election shall be made in writing and sent to the Group Company Secretary, substantially in the form attached as Exhibit A. The election must be made during an “open window” (as defined by the Group Insider Trading Policy), when the Chairman does not possess any material non-public information, and by December 31st of the calendar year immediately preceding the calendar year during which any portion of the cash fees were scheduled to be paid. If no election is made by the Chairman, he or she will receive the $75,000 fee in cash.

d.
Vesting; Accelerated Vesting. Cash fees shall vest and be payable in four equal quarterly installments at the end of each calendar quarter; provided, however, if any Non-Employee Director is appointed, in accordance with applicable law and the Company’s memorandum and articles of association and other corporate governance documents, to fill a vacancy after an AGM or if the Chairman of the Board, Presiding Independent Director, Chairman of a Committee or Member of the Board Audit Committee is appointed in the middle of a term, then, in the discretion of the Compensation Committee, such director may be entitled to a prorated portion of the cash fees based on the portion of a calendar quarter during which the Non-Employee Director served in the relevant position. Notwithstanding the foregoing, if a Non-Employee Director ceases to serve through one or more quarterly vesting dates due to death, disability, removal, resignation or retirement, the Compensation Committee shall have the discretion to accelerate the vesting of all or a portion of the cash fees as of the date of such cessation of service. Otherwise, the unvested cash fees in respect of the remainder of the relevant term shall be forfeited.

e.	Multiple Roles. If a Non-Employee Director serves in more than one of the roles noted in Section 2(b), he or she shall be entitled to receive compensation for each role.

3.	Annual Equity Grant.

a.
Non-Employee Directors. Each Non-Employee Director who is elected at the Company’s AGM shall, in addition to the cash fees referred to in Section 2, be granted a time-based equity award covering a number of ordinary shares having an approximate aggregate value of $100,000, provided, however, that if any Non-Employee Director is appointed, in accordance with applicable law and the Company’s memorandum and articles of association and other corporate governance documents, to fill a vacancy after an AGM, then in the discretion of the Compensation Committee, such director shall be entitled to receive a prorated equity award on such terms and conditions, including a grant date, approved by the Compensation Committee. The equity award shall be calculated based on th

e closing price of the Company’s ordinary shares on the date of the grant as reported on the New York Stock Exchange and rounded down to the nearest whole ordinary share. The terms of the equity grant shall be as set forth in this Section 3.

b.
Chairman of the Board. In addition to the equity award set forth in Section 3(a), in consideration for the services performed in his capacity as the Chairman of the Board, the Chairman shall be granted, at the same time and on the same terms and conditions as the equity granted under Section 3(a) above, an equity award covering a number of ordinary shares having an approximate aggregate value of $75,000, provided, however, that if any Chairman is appointed in the middle of the term, then, in the discretion of the Compensation Committee, such director may be entitled to receive a prorated equity award on such terms and conditions, including a grant date, approved by the Compensation Committee.

c.
Form of Equity Award. The equity award shall be made in the form of restricted share units (RSUs), provided, however, that it may be made in the form of time-based options upon notification by management to the Compensation Committee of the lack of RSU availability under the 2012 Plan (defined below).

d.
Grant Date. The equity granted pursuant to Sections 3(a) and 3(b) shall be granted on March 5th, May 10th, August 10th, November 10th, or December 5th (or if the applicable grant date is not a trading day, the next trading day) on the date most closely following the AGM.

e.
Vesting; Accelerated Vesting. The equity granted under this Section 3 shall vest 100% in full on the one-year anniversary date of the grant date, provided, however, that equity granted by the Compensation Committee to a Non-Employee Director appointed to the Company after an AGM or to a Chairman appointed in the middle of the term, may vest at such time as determined by the Compensation Committee as long as that Non-Employee Director or Chairman of the Board continues to serve in such capacity through the vesting date. Notwithstanding the foregoing, if a Non-Employee Director ceases to serve through the vesting date due to death, disability, removal, resignation or retirement, the Compensation Committee shall have the discretion to accelerate the vesting of the equity as of the date of such Non-Employee Director’s cessation of service. Otherwise, such equity shall be forfeited.

f.
Change in Control. The Compensation Committee shall have the discretion to accelerate the vesting of the equity granted under this Section 3 or take other steps specified in the 2012 Plan in the event of a change of control (as defined in the 2012 Plan).

g.	Dividend Equivalents. There will be no dividend equivalents on the RSUs granted under Section 3.

h.
The Plan. The equity granted under this Policy shall be made in accordance with the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan or any successor plan thereto (the 2012 Plan). All applicable terms of the 2012 Plan apply to this Policy as if fully set forth herein except to the extent such other provisions are inconsistent with this Policy, and all grants of equity hereby are subject in all respect to the terms of the 2012 Plan.

i.
Nominal Value. The ordinary shares to be issued upon vesting of the equity granted under this Section 3 must be fully paid up in accordance with the requirements of applicable law and the Company’s memorandum and articles of association and other corporate governance documents by payment of the nominal value per ordinary share. The Compensation Committee shall ensure that payment of the nominal value for any such ordinary shares is received by the Company on behalf of the Non-Employee Director in accordance with the foregoing requirements.

j.
Written Grant Agreement. The award of equity under this Policy shall be made solely by and subject to the terms set forth in a written agreement in a form duly executed by an executive officer of the Company, provided, however that to the extent that the terms of this Policy are inconsistent with any such written agreement, the terms of this Policy shall prevail.

4.
Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Compensation Committee in the future at its sole discretion subject to compliance with applicable law and the Company’s memorandum and articles of association and other corporate governance documents, provided, however, that any amendment or modification to Sections 2(a), 2(b), 3(a) and 3(b) shall require full Board approval. No Non-Employee Director shall have any rights under any equity granted under this Policy unless and until the equity is actually granted. Without limiting the generality of the foregoing, the Compensation Committee and the Board hereby expressly reserves the authority to terminate this Policy during any year.

5.	Effectiveness. This Policy shall become effective upon adoption by the Board.

Exhibit A
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
CHAIRMAN OF THE BOARD
FEE ELECTION

Willis Group Holdings Public Limited Company
200 Liberty Street
One World Financial Center
New York, New York 10281

Attention: Ms. Nicole Napolitano
Group Company Secretary and Associate General Counsel

Dear Ms. Napolitano:
Please be advised that I hereby elect to receive my annual cash fees payable under Section 2(b) of the Willis Group Holdings Public Limited Company Compensation Policy for Non-Employee Directors (the “Policy”) for service as Chairman of the Board for the upcoming term, 100% in equity. I understand that my election is irrevocable and is subject to the provisions of the Policy.
Sincerely,
[Signature to be included]
_________________________
Name of Chairman of the Board
[Date to be included]

cc: Group General Counsel